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                                                                     EXHIBIT 2.1


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         This First Amendment (the "Amendment"), dated September 4, 2001 to Agreement and Plan of Merger dated as of May 7, 2001 (the "Agreement"), is by and among Industrial Holdings, Inc., a Texas corporation ("IHI"), T-3 Energy Services, Inc., a Delaware corporation ("T-3"), and First Reserve Fund VIII, Limited Partnership, a Delaware limited partnership (the "Fund").

         WHEREAS, IHI, T-3 and the Fund desire to amend the Agreement as provided herein.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

         1. The definition of "Exchange Factor" contained in Section 1.1 of the Agreement is deleted and replaced as follows:

            "Exchange Factor" means 90.846.

         2. The following definitions contained in Section 1.1 of the Agreement are deleted: (i) "Discretionary Equity Investment," (ii) "Joint Proxy Statement/Prospectus," (iii) "Net Proceeds," (iv) "Registration Statement," (v) "Sale of Stock," (vi) "Sale of Assets" and "SJMB Conversion Amount." Each reference in the Agreement to each of the foregoing terms is hereby deleted.

         3. The following definitions are added to Section 1.1 of the Agreement:

            "Merger Warrant" means a warrant to purchase one share of common stock of the Surviving Corporation for $1.28 in substantially the form attached hereto as "Exhibit G."

            "Joint Proxy Statement" shall have the meaning ascribed to it in
Section 6.3 hereof.

            "Reincorporated Corporation" means the surviving corporation in the Reincorporation.

            "Reincorporation Merger Agreement" means the Agreement and Plan of Merger attached to this Agreement as Appendix I.

         4. The definition of Material Adverse Effect contained in Section 1.1 of the Agreement is deleted and replaced with the following:

            "Material Adverse Effect" means with respect to a Person, any fact, circumstance, event or condition that has or would be reasonably likely to have, with the passage of time, a material adverse effect on the business, operations, assets or financial condition of such Person and its

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Subsidiaries, taken as a whole, or on such Person's ability to carry out the transactions contemplated hereby; including, but not limited to, with respect to IHI, the environmental condition described in Exhibit F being a material cause of IHI's inability to obtain the Financing. Notwithstanding the foregoing, "Material Adverse Effects" shall not include changes affecting the United States economy or the energy industry generally in which such person operates.

         5. All references in the Agreement to "Joint Proxy
Statement/Prospectus" are replaced with "Joint Proxy Statement".

         6. Appendix I to the Agreement is deleted and replaced with the Reincorporation Merger Agreement set forth in Exhibit A hereto.

         7. Appendix II to the Agreement is deleted and replaced with the Restated Articles set forth in Exhibit B to this Amendment.

         8. The Registration Rights Agreement set forth in Exhibit C to this Amendment is added as Appendix IV to the Agreement.

         9. The letter set forth in Exhibit F to this Amendment is added as Exhibit F to the Agreement.

         10. The form of Merger Warrant attached to this Amendment as Exhibit G is added as Exhibit G to the Agreement.

         11. Subsections 2.3(g) is deleted and replaced with the following:

             (g) From and after the Effective Time, the members of the committees of the Board of Directors of the Surviving Corporation shall be as set forth below:

                                 Audit Committee

                          Steven W. Krablin (Chairman)
                                James M.. Tidwell
                                Donald P. Carlin


                             Compensation Committee

                             Ben A. Guill (Chairman)
                                Thomas R. Denison


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         12. Subsection 2.3(h) of the Agreement is deleted and replaced with the following:

             (h) From and after the Effective Time, the officers of the
                 Surviving Corporation shall be as set forth below:

                          Title                                                        Name
                          -----                                                        ----

                          President and Chief Executive Officer                Michael L. Stansberry
                          Chief Financial Officer, Treasurer and Secretary     Michael T. Mino
                          Assistant Secretary                                  Helen A. Tate

                          All other officers of the Surviving Corporation shall
                 be as elected by the Board of Directors form time to time following the Effective Time in accordance with the Restated Bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall hold office subject to the provisions of the Restated Bylaws and Applicable Law.

         13. 3.1(b) of the Agreement is deleted and replaced with the following:

             (b) At the Effective Time, each share of T-3 Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by a holder that properly exercises dissenters' rights in strict compliance with the DGCL), without any action on the part of the holder thereof, shall automatically become and be converted into (i) the right to receive certificates evidencing a number of shares of IHI Common Stock equal to the Exchange Factor plus (ii) 1.803 Merger Warrants, upon surrender, in accordance with Subsection 3.1(c) hereof, of certificates theretofore evidencing shares of T-3 Common Stock. Section 3.1 of the T-3 Disclosure Schedule lists all T-3 Stockholders and the number of shares of T-3 Common Stock owned by each such stockholder as of the date hereof (including shares issuable upon conversion of debt held by the Fund).

         14. Section 6.3 of the Agreement is deleted and replaced with the following:

             Section 6.3 Joint Proxy Statement. As promptly as reasonably practicable after the date hereof, IHI will prepare and file with the SEC in accordance with the Exchange Act, a joint proxy statement (the "Joint Proxy Statement"), relating to approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of IHI and T-3. The parties will take such actions as may be reasonably required to cause the Joint Proxy Statement to be cleared by the SEC for mailing to the IHI stockholders as promptly as practicable after such filing and to cause the shares of IHI Common Stock issuable in connection with the Merger to be exempt from registration under applicable federal and state securities laws. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy Statement. As soon as reasonably practicable after the Joint Proxy Statement has been cleared by the SEC, IHI and T-3 shall promptly mail the Joint Proxy Statement to each of their respective stockholders.

         15. Section 6.4 of the Agreement is deleted and replaced with the following:

             Section 6.4 Registration Rights. Upon the Closing, IHI and each of the former T-3 stockholders will enter into a registration rights agreement (the "Registration Rights Agreement") in the form attached hereto as Appendix IV.


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         16. Section 6.5 of the Agreement is deleted and replaced with the following:

             Section 6.5 Equity Investment in T-3. Immediately prior to the closing of the Merger, the parties agree that the Fund shall make an additional equity investment in the amount of $46,800,000 to acquire additional shares of T-3 Common Stock at a price per share of $116.28 (the "Equity Investment").

         17. Subsection 6.6(a) of the Agreement is deleted and replaced with the following:

             (a) Prior to the Closing, IHI shall use its commercially reasonable efforts to obtain a new credit facility, which shall be in a form reasonably satisfactory to T-3 and the Fund, containing usual and customary covenants, and on terms that are mutually agreed upon by IHI and T-3, in a principal amount (the "Financing") equal to the greater of (i) $80 million, and (ii) an amount that together with the Equity Investment, will produce proceeds sufficient to repay or refinance the IHI Senior Secured Credit Facility and the EnSerCo Loan.

         18. Section 6.17 of the Agreement is hereby deleted and replaced with the following:

             Section 6.17 Nasdaq Application. IHI shall apply for initial listing of the common stock of the Reincorporated Corporation on the Nasdaq National Market and IHI shall remit the fees required to be paid in connection therewith. IHI and T-3 shall use their commercially reasonable efforts to obtain approval for the initial listing of the common stock of the Reincorporated Corporation on the Nasdaq National Market.

         19. Section 6.19 of the Agreement is deleted and replaced with the following:

             Section 6.19 Agreements with Respect to IHI Dispositions.

                  (a) IHI has entered into letters of intent (the "Letters of Intent") with respect to the IHI Dispositions dated July 2, 2001 and August 6, 2001.

                  (b) The parties agree that definitive agreements (the "Disposition Agreements") with the purchasers described in the Letters of Intent must be entered into between IHI and/or its Affiliates not later than the mailing date of the Joint Proxy Statement, or October 31, 2001, whichever occurs first.

                  (c) The Disposition Agreements may take the form of a merger, sale of stock or sale of assets or such other form as may be reasonably acceptable to T-3 and IHI. No Disposition Agreement shall be entered into without the written consent of T-3, which consent shall not be unreasonably withheld; however, T-3 shall have no obligation to consent unless the Disposition Agreements reflect the terms of the Letters of Intent (as such terms have been amended as disclosed to T-3), in all material respects (including the consideration to be paid thereunder). IHI agrees to keep T-3 informed regarding the status of all negotiations relating to the IHI Dispositions and allow T-3 to participate (with such legal or other advisors as it deems appropriate), at its expense, in discussions and negotiations with the proposed purchasers.


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Notwithstanding the foregoing, IHI shall remain solely responsible for the IHI
Dispositions, and T-3 shall have no authority to negotiate such transactions or enter into any agreements on IHI's behalf.

                  (d) Each IHI Disposition shall include the assumption by the purchaser of the liabilities of the subject company, substantially as provided in the relevant Letter of Intent. All proceeds from the IHI Dispositions shall be used (i) first to repay any capitalized leases that are owed by the entity being sold, or borrowed money indebtedness secured by the assets of the entity being sold in the order of priority of their secured position and (ii) second to repay a portion of IHI's Senior Secured Credit Facility satisfactory to IHI senior secured lenders.

         20. Subsection 7.1(b) of the Agreement is deleted and replaced with the following:

             (b) The IHI Stockholders shall have met and approved this Agreement, including the plan of merger for the Merger, and the Reincorporation Merger Agreement.

         21. Subsection 7.1(f) of the Agreement is deleted and replaced with the following:

             (f) The IHI Dispositions shall have been completed in accordance with Section 6.19 hereof.

         22. Item 5 in Exhibit E to the Agreement (Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.) is deleted.

         23. The following subsection is added at the end of Section 7.1 of the
Agreement:

             (g) The shares of common stock of the Reincorporated Corporation shall have been approved for quotation on the Nasdaq National Market.

         24. The following subsection is hereby added to the end of Section 7.2 of the Agreement:

             (e) there shall have occurred no Material Adverse Effect with respect to T-3 since the date of this Agreement.

         25. The following subsection is hereby added to the end of Section 7.3 of the Agreement:

             (g) there shall have occurred no Material Adverse Effect with respect to IHI since the date of this Agreement.

         26. IHI hereby consents to: (1) the Stock Option Agreement dated June 17, 2001 between T-3 and Michael L. Stansberry, (ii) the Stock Option Agreement dated June 17, 2001, between T-3 and Michael T. Mino and (iii) the employment agreement dated July 31, 2001,


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between Control Products of Louisiana, Inc., a wholly owned Subsidiary of T-3, and Robert E. Puckett.

         27. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

         28. Except as otherwise amended hereby, the Agreement remains in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

                                INDUSTRIAL HOLDINGS, INC.


                                By: /s/ ROBERT E. CONE
                                   ---------------------------------------------
                                         Robert E. Cone
                                         President and Chief Executive Officer


                                T-3 ENERGY SERVICES, INC.


                                By: /s/ MICHAEL L. STANSBERRY
                                   ---------------------------------------------
                                         Michael L. Stansberry
                                         President and CEO


                                FIRST RESERVE FUND VIII,
                                LIMITED PARTNERSHIP

                                By:      First Reserve GP VIII, L.P.,
                                         its General Partner

                                By:      First Reserve Corporation,
                                         its General Partner


                                By: /s/ JOSEPH R. EDWARDS
                                   ---------------------------------------------
                                         Joseph R. Edwards
                                         Vice President



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